SECURITIES AND EXCHANGE COMMISSION WASHINGTON, D.C. 20549 SCHEDULE 14A INFORMATION Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )
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Gables Residential Trust (Name of Registrant as Specified In Its Charter)
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April 1, 2002

Dear Shareholder:

     You are cordially invited to attend the annual meeting of shareholders of Gables Residential Trust to be held Friday, May 24, 2002 at 10:00 a.m. local time. The meeting will take place at The Vinings Club, located in Overlook III, the office building of Gables’ headquarters at 2859 Paces Ferry Road, Atlanta, Georgia.

     The attached proxy statement, with formal notice of the meeting on the first page, describes the matters expected to be acted upon at the meeting. We urge you to review these materials carefully and to use this opportunity to take part in the company’s affairs by voting on the matters described in the proxy statement. At the meeting, we will also review Gables’ operations, report on 2001 financial results and discuss Gables’ plans for the future. Our trustees and management team will be available to answer any questions you may have. We hope that you will be able to attend.

     Your vote is important to us. Whether you plan to attend the meeting or not, please either complete the enclosed proxy card and return it as promptly as possible, or vote via the internet or by calling the toll-free telephone number. The enclosed proxy card contains instructions regarding all three methods of voting. If you attend the meeting, you may continue to have your shares voted as instructed in the proxy or you may withdraw your proxy at the meeting and vote your shares in person.

     Thank you for your continued support and interest in Gables.

Sincerely,

Chris D. Wheeler
Chairman of the Board
Chief Executive Officer

2859 Paces Ferry Road Suite 1450 Atlanta, Georgia 30339 (770) 436-4600 (770) 435-7434 Facsimile

GABLES RESIDENTIAL TRUST

2859 Paces Ferry Road
Overlook III, Suite 1450
Atlanta, Georgia 30339

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 24, 2002

     The 2002 annual meeting of shareholders of Gables Residential Trust will be held on Friday, May 24, 2002 at 10:00 a.m. local time. The meeting will take place at The Vinings Club, located in Overlook III, the office building of Gables’ headquarters at 2859 Paces Ferry Road, Atlanta, Georgia. Shareholders will vote upon the following proposals at the meeting:

  To elect two Class II trustees to serve until the 2005 annual meeting of shareholders.

  To consider and act upon any other matters that may properly be brought before the annual meeting and at any adjournments or postponements.

     You may vote if you are a shareholder of record as of the close of business on March 15, 2002. If you do not plan to attend the meeting and vote your common shares in person, please vote in one of the following ways:

  Use the toll-free telephone number shown on the proxy card;

  Go to the website address shown on the proxy card and vote over the Internet; or

  Mark, sign, date and promptly return the enclosed proxy card in the postage-paid envelope.

     Any proxy may be revoked at any time prior to its exercise at the annual meeting.

By Order of the Board of Trustees Marvin R. Banks, Jr. Secretary

April 1, 2002

April 1, 2002

GABLES RESIDENTIAL TRUST

2859 Paces Ferry Road
Overlook III, Suite 1450
Atlanta, Georgia 30339

PROXY STATEMENT

     This proxy statement is furnished in connection with the solicitation of proxies by the Board of Trustees of Gables Residential Trust for use at the 2002 annual meeting of shareholders to be held on Friday, May 24, 2002 at 10:00 a.m. local time, and at any adjournments or postponements of the annual meeting. The meeting will take place at the Vinings Club, located in Overlook III, the office building of Gables’ headquarters at 2859 Paces Ferry Road, Atlanta, Georgia.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

What is the purpose of the annual meeting?

     At the annual meeting, shareholders will act upon the matters set forth in the accompanying notice of meeting, including the election of two trustees and any other matters that may properly come before the meeting.

Who is entitled to vote?

     All shareholders of record of Gables’ common shares at the close of business on March 15, 2002, which is referred to as the record date, are entitled to receive notice of the annual meeting and to vote the common shares held by them on the record date. Each outstanding common share entitles its holder to cast one vote for each matter to be voted upon.

Who can attend the meeting?

     All shareholders of record of Gables’ common shares at the close of business on the record date, or their designated proxies, are authorized to attend the annual meeting.

How many shares must be represented at the meeting in order to hold the meeting?

     The presence, in person or by proxy, of holders of at least a majority of the total number of outstanding common shares entitled to vote is necessary to constitute a quorum for the transaction of business at the annual meeting. As of the record date, there were 24,741,941 common shares outstanding and entitled to vote at the annual meeting. Shares that reflect abstentions or “broker non-votes” will be counted for purposes of determining whether a quorum is present for the transaction of business at the annual meeting. “Broker non-votes” are proxies received from brokers or other nominees holding shares on behalf of their clients who have not been given specific voting instructions from their clients with respect to non-routine matters. Under the rules of the New York Stock Exchange, brokers and other nominees do not have discretionary voting power to vote such shares on non-routine matters without specific voting instructions from the beneficial owners of the shares.

How do I vote?

     If your common shares are held by a broker, bank or other nominee (i.e., in “street name”), you will receive instructions from your nominee which you must follow in order to have your common shares voted.

     If you hold your shares in your own name as a holder of record, you may vote in person at the annual meeting or instruct the proxy holders named in the enclosed proxy card how to vote your common shares by:

  using the toll-free telephone number shown on the proxy card;

  going to the website address shown on the proxy card and voting over the Internet; or

  marking, signing, dating and returning the proxy card in the postage-paid envelope that we have provided to you. Please note that if you vote by telephone or over the Internet, you do not need to return your proxy card.

Will other matters be voted on at the annual meeting?

     We are not aware of any other matters to be presented at the annual meeting other than those described in this proxy statement. If any other matters not described in the proxy statement are properly presented at the meeting, proxies will be voted in accordance with the best judgment of the proxy holders.

Can I revoke my proxy instructions?

     You may revoke your proxy at any time before it has been exercised by:

  filing a written revocation with the Secretary of Gables at the address set forth below;

  filing a duly executed proxy bearing a later date; or

  appearing in person and voting by ballot at the annual meeting.

     Any shareholder of record as of the record date attending the annual meeting may vote in person whether or not a proxy has been previously given, but the presence (without further action) of a shareholder at the annual meeting will not constitute revocation of a previously given proxy.

What other information should I review before voting?

     Our 2001 annual report, including financial statements for the fiscal year ended December 31, 2001, is being mailed to shareholders concurrently with this proxy statement. The annual report, however, is not part of the proxy solicitation material. A copy of our annual report filed with the Securities and Exchange Commission (the “SEC”) on Form 10-K, including the financial statements and the financial statement schedules, may be obtained without charge by:

  writing to the Secretary of Gables Residential Trust at the following address: 2859 Paces Ferry Road, Suite 1450, Atlanta, Georgia 30339;

  accessing the EDGAR database at the SEC’s website at www.sec.gov;

  going to Gables’ website at www.gables.com; or

  contacting the SEC by telephone at (800) SEC-0330.

PROPOSAL 1: ELECTION OF TRUSTEES

Introduction

     The Board of Trustees of Gables currently consists of seven members who are divided into three classes. At the annual meeting, two Class II trustees will be elected to serve until the 2005 Annual Meeting and until their successors are duly elected and qualified.

     The Board of Trustees has nominated John W. McIntyre and Chris D. Wheeler to serve as the Class II trustees. All of the nominees are currently serving as trustees of Gables. The Board of Trustees anticipates that the nominees will continue to serve, if elected, as trustees. However, if any of the nominees should be unable to accept election, the proxies will be voted for the election of such other person or persons as the Board of Trustees may recommend. The Board of Trustees will consider a nominee for election to the Board of Trustees recommended by a shareholder of record if the shareholder submits the nomination in compliance with the requirements of Gables’ bylaws. See “Other Matters – Shareholder Proposals” for a summary of these requirements.

Vote Required

     Trustees must be elected by a plurality of the votes cast at the annual meeting. This means that the two nominees receiving the highest number of “yes votes” will be elected as trustees. Votes may be cast FOR or WITHHELD FROM each nominee. Votes cast FOR the nominees will count as “yes votes”; votes that are WITHHELD FROM the nominees will be excluded entirely from the vote and will have no effect.

     Furthermore, if you hold your common shares in your own name as a holder of record, and you fail to vote your shares, either in person or by proxy, the votes represented by your shares will be excluded entirely from the vote and will have no effect. If, however, your common shares are held by a broker, bank or other nominee (i.e., in “street name”) and you fail to give instructions as to how you want your shares voted, the broker, bank or other nominee may vote the shares in their own discretion.

Recommendation

     The Board of Trustees unanimously recommends a vote FOR the nominees.

Information Regarding Nominees, Other Trustees and Named Executive Officers

     The following biographical descriptions set forth certain information with respect to the two nominees for election as trustees at the annual meeting, the incumbent trustees who are not up for election at this annual meeting and the named executive officers who are not trustees. This information has been furnished by the respective individuals. References in these descriptions to “Gables’ predecessor” mean the Atlanta, Houston or Dallas Divisions of Trammell Crow Residential. The following information is as of February 28, 2002:

Nominees for Election as Trustees – Term Expiring 2002

     John W. McIntyre.   Mr. McIntyre is a trustee of Gables. He is a former Vice Chairman of the Board of Directors of Citizens and Southern Corporation, a bank holding company, and former Chairman of the Board of Directors and Chief Executive Officer of Citizens and Southern Georgia Corporation and Citizens and Southern National Bank. Mr. McIntyre is a director or trustee of a number of organizations, including the Invesco Mutual Funds and affiliated entities, and the Kaiser Foundation Health Plan of Georgia. Mr. McIntyre received his bachelor’s degree in business administration from Emory University School of Business and attended the Business Executive Management Program at Stanford University Graduate School of Business. He is 71 years old.

     Chris D. Wheeler.   Mr. Wheeler is Chairman of the Board of Trustees, President and Chief Executive Officer of Gables. He succeeded Mr. Bromley as Chairman of the Board of Trustees on January 1, 2000 and as Chief Executive Officer in April 1999. Prior to that, he served as a trustee and Senior Vice President of Gables since Gables’ acquisition of the business and properties of Trammell Crow Residential’s South Florida operations in April 1998. Previously, Mr. Wheeler had 16 years experience with various Trammell Crow entities. He was Group Managing Partner responsible for all Trammell Crow Residential multifamily residential development and management in South Florida, the South Central United States, and the Mid-Atlantic and Northeast United States. Mr. Wheeler graduated with honors from the California Institute of Technology with a major in applied physics. He received his MBA from Harvard Graduate School of Business in 1980. Mr. Wheeler currently serves as Chairman of the Architectural Review Board in the town of Gulf Stream, Florida and is a Director of the Delray Beach Public Library Board. In addition to being a member of the Urban Land Institute, he also serves as a Director on the National Multi-Housing Council. He is 45 years old.

Incumbent Trustees – Term Expiring 2003

     C. Jordan Clark.   Mr. Clark is a trustee of Gables. He most recently served as Senior Vice President and Chief Investment Officer of Gables from 1997 through January 1, 2002 and was in charge of development, acquisition and disposition efforts. Mr. Clark was Senior Vice President of Gables since Gables’ initial public offering in January 1994. He joined Gables’ predecessor in 1986 as a development associate. Prior to that, Mr. Clark was curator of the 3M art collection in Minnesota. He received his MBA from the University of North Carolina at Chapel Hill and holds a master’s degree in art history from the University of Virginia and an undergraduate degree in English from Davidson College. Mr. Clark is a member of the Multifamily Council of the Urban Land Institute and is a member of the Board of the National Association of Home Builders Multifamily Council. He is 46 years old.

     Lauralee E. Martin.   Ms. Martin is a trustee of the Company. Since January 2002, she has served as Chief Financial Officer of Jones Lang LaSalle, a global provider of real estate services. Prior to joining Jones Lang LaSalle, Ms. Martin was with Heller Financial Inc., an international commercial finance company, from 1986 through 2001 where she served as Chief Financial Officer since 1996. From 1993 to 1996, Ms. Martin served as Senior Group President responsible for equipment finance, small business finance and real estate finance and from 1986 to 1993, she served as President of Real Estate Financial Services. Prior to joining Heller Financial Inc., she held various positions at General Electric Credit Corporation, including President of General Electric Mortgage and Manager of Construction Lending Operations. Ms. Martin received her MBA from the University of Connecticut and her bachelor’s degree from Oregon State University. She is 51 years old.

     Mike E. Miles.   Dr. Miles is a trustee of Gables and is currently self-employed in an investment management and consulting capacity. From 1994 to 1999, he was Portfolio Manager and Head of Real Estate Research for the Fidelity Real Estate Asset Manager, a series of institutional investment vehicles that combine public securities with direct real estate ownership. Prior to joining Fidelity, Dr. Miles was Executive Vice President of the Prudential Realty Group and Managing Director of Prudential Real Estate Investors. He previously held full-time academic positions at the University of North Carolina at Chapel Hill, the University of Wisconsin – Madison, and the University of Hawaii – Manoa. Before entering academia, he served as Vice President, Finance for Alpert Invest Corporation, a real estate development firm. Dr. Miles received his bachelor’s degree from Washington and Lee University, his MBA from Stanford University, and his Ph.D. from the University of Texas at Austin. He is 55 years old.

Incumbent Trustees – Term Expiring 2004

     Marcus E. Bromley.   Mr. Bromley is a trustee of Gables. He most recently served as Chairman of the Board of Trustees and Executive Chairman from April 1999 through December 31, 1999. Prior to becoming Executive Chairman in April 1999, Mr. Bromley was Chairman of the Board of Trustees and Chief Executive Officer, positions he held since Gables’ initial public offering in January 1994. He also served as President of Gables from the time of the initial public offering until December 1995. Mr. Bromley joined Gables’ predecessor in 1982 and was responsible for overseeing the development and lease-up of multifamily properties in the Southeastern United States. Prior to that, he was Chief Financial Officer for a large engineering firm and Assistant Treasurer for the Amelia Island Company. Mr. Bromley received his MBA from the University of North Carolina at Chapel Hill and his bachelor’s degree in economics from Washington and Lee University. He is a former president of the Atlanta Apartment Association and currently serves on the Board of Directors of Rescheck, Inc. Mr. Bromley also serves on the Board of Advisors for The School of Commerce, Economics and Politics at Washington and Lee University. He is 52 years old.

     James D. Motta.   Mr. Motta is a trustee of Gables. He is currently President and Chief Executive Officer of St. Joe/Arvida Company, a major real estate development company headquartered in Boca Raton, Florida. Throughout its 42-year history, Arvida has built more than 60 master-planned communities comprising more than 35,000 new homes and developed approximately 5 million square feet of commercial and industrial facilities. In November 1997, the assets of Arvida were acquired by the St. Joe Company. Mr. Motta joined Arvida in 1980 and, prior to becoming President and Chief Executive Officer in April 1995, held various positions, including President of certain divisions, Executive Vice President and Chief Operating Officer. Mr. Motta is a graduate of the University of Florida and a licensed general contractor and licensed real estate broker in the state of Florida. He is an active member of the Urban Land Institute and serves on its Recreation Development Council. Mr. Motta is on the Board of Directors of Corrections Property Trust, the Board of Directors of the Broward Workshop, a member of the Association of Florida Community Developers and a founding member of Education Partners, Inc., a company that strives to bring world-class educational experience to public and private school systems. He is 45 years old.

Named Executive Officers Who Are Not Trustees

     Marvin R. Banks, Jr.   Mr. Banks is Senior Vice President, Secretary and Chief Financial Officer of Gables, and has been since Gables’ initial public offering in January 1994. He is responsible for corporate financings, financial reporting, accounting and tax matters. Mr. Banks joined Gables’ predecessor in 1987 and, since 1990, was the Chief Financial Officer for certain divisions. Prior to joining Gables’ predecessor, he was a CPA with Ernst & Young, where he specialized in the financial services and construction industries. Mr. Banks is a graduate of the University of Texas at Austin with a bachelor’s degree in accounting. He is 40 years old.

     Michael M. Hefley.   Mr. Hefley is Senior Vice President and Chief Operating Officer of Gables. Prior to assuming these roles in May 1999, Mr. Hefley served as Vice President of fee-managed operations since Gables’ acquisition of the business and properties of Trammell Crow Residential’s South Florida operations in April 1998. Previously, Mr. Hefley was with Trammell Crow Residential for 13 years where he began his career as District Manager in Maryland and Virginia. He relocated to South Florida in 1985 and later became Executive Vice President for the Florida region. Mr. Hefley has a total of 19 years in the real estate and property management business. He holds a bachelor’s degree in business from Southwest Texas State University and is an active member of the Palm Beach, Broward and Dade Apartment Associations. He is 43 years old.

Board of Trustees and Committees

     Gables is currently managed by a seven member Board of Trustees. Each of the seven members are independent of management, except Mr. Wheeler. The Board of Trustees is divided into three classes, and the members of each class of trustees serve for staggered three-year terms. The Board is composed of two Class I Trustees (Mr. Bromley and Mr. Motta), two Class II Trustees (Mr. McIntyre and Mr. Wheeler), and three Class III Trustees (Mr. Clark, Ms. Martin and Dr. Miles). The terms of the Class III and Class I trustees will expire upon the election and qualification of trustees at the annual meetings of shareholders held in 2003 and 2004, respectively. At each annual meeting of shareholders, trustees will be re-elected or elected for a full term of three years to succeed those trustees whose terms are expiring.

     Gables GP, Inc. is a wholly-owned subsidiary of Gables Residential Trust and the sole general partner of Gables Realty Limited Partnership (the “Operating Partnership”), the entity through which Gables Residential Trust principally conducts its business operations. The Board of Directors of Gables GP, Inc. and the Board of Trustees of Gables Residential Trust each have the same members.

     The Board of Trustees met seven times in 2001. Each incumbent trustee attended at least 75% of the aggregate of the total number of meetings of the Board of Trustees and meetings of the committees of the Board of Trustees of which he or she was a member.

     Compensation Committee. The Board of Trustees has established a Compensation Committee, currently consisting of Dr. Miles, as Chairman, Mr. McIntyre and Mr. Motta. The Compensation Committee exercises all powers of the Board of Trustees in connection with the compensation of executive officers, including incentive compensation and benefit plans. The Compensation Committee also has authority to grant awards under the Fourth Amended and Restated 1994 Share Option and Incentive Plan (the “1994 Share Option Plan” or “Plan”) and cash and equity bonuses under Gables’ Incentive Compensation Plan. The Compensation Committee met one time in 2001.

     Audit Committee. The Board of Trustees has established an Audit Committee currently consisting of Mr. McIntyre, as Chairman, Mr. Bromley and Ms. Martin. The Audit Committee, among other things, is responsible for (1) making recommendations concerning the engagement of independent public accountants, (2) reviewing the plans and results of the audit engagement with the independent public accountants, (3) approving professional services provided by the independent public accountants, (4) reviewing the independence of the independent public accountants, (5) considering the range of audit and non-audit fees, (6) reviewing the adequacy of Gables’ internal accounting controls and (7) performing such other oversight functions as may be requested time to time by the Board of Trustees. The Audit Committee met four times in 2001.

     Investment Committee. Each of the Board of Directors of Gables GP, Inc. and the Board of Trustees of Gables has established an Investment Committee of its respective Board, currently consisting of Ms. Martin, as Chairman, Mr. Bromley, Mr. Motta and Mr. Wheeler. In general, the Investment Committee of Gables GP, Inc. has authority to cause Gables GP, Inc., as general partner of the Operating Partnership, to make investment decisions on behalf of the Operating Partnership; provided, however, that the general subject matter of any such decision must have been previously approved by the full Board of Directors of Gables GP, Inc. The Investment Committee of Gables has authority to enable Gables to guarantee indebtedness with respect to duly approved transactions entered into or to be entered into by the Operating Partnership. The Investment Committees of Gables GP, Inc. and Gables met seven times in 2001.

     Nominating Committee. The Board of Trustees has established a Nominating Committee currently consisting of Mr. Wheeler, as Chairman, Mr. Clark and Dr. Miles. The Nominating Committee is primarily responsible for making recommendations to the Board with respect to (1) the size, composition, structure, functions, policies and practices of the Board and its committees, (2) the qualifications to be sought in the selection of persons to be considered for election to the office of Trustee and each committee of the Board, (3) the procedures for identifying and recruiting qualified candidates for election to the office of Trustee, (4) the candidates for election to fill vacancies in the office of Trustee and each committee of the Board, (5) the slate of nominees for election to the office of Trustee at each annual meeting of shareholders, and (6) the evaluation of the Board’s performance, its relationship with management, and of individual trustees. The Nominating Committee did not meet in 2001.

COMPENSATION OF TRUSTEES AND EXECUTIVE OFFICERS

Trustee Compensation

     Trustees of Gables who are also employees receive no additional compensation for their services as trustees. During 2001, each non-employee trustee received for his or her service as a trustee a quarterly trustee’s fee of $5,000, $1,300 per day for personal attendance at any meetings of the full Board of Trustees, and $500 per day for personal attendance at any committee meetings held on days on which no meetings of the full Board of Trustees were held. In addition, in 2001, the Investment Committee chairman received $5,000 and the other committee chairmen each received $2,500. Non-employee trustees may elect to waive part or all of such fees in exchange for common share grants under the 1994 Share Option Plan.

     Under the 1994 Share Option Plan, following the 2001 annual meeting of shareholders, each of Gables’ non-employee trustees received 250 unrestricted common shares and an option to purchase 2,500 common shares at the market price on the date of grant. All such options vest one year after the date of grant.

     Gables has adopted a deferred compensation program for non-employee trustees pursuant to which non-employee trustees may elect to receive, on a deferred basis, common shares in lieu of cash fees. These trustees may also elect to defer receipt of common shares granted to them as non-cash compensation. During the term of deferral, credits in the form of additional common shares are made to the non-employee trustees’ deferral accounts to reflect dividends paid on the common shares previously credited to the accounts. All deferred amounts will be settled in common shares, either in a lump sum or annual installments, following termination of membership on the Board of Trustees.

Executive Compensation

     Summary Compensation Table. The following table sets forth the compensation for the past three fiscal years awarded to the Chief Executive Officer and the four other most highly compensated executive officers whose total salary and bonus exceeded $100,000 for the fiscal year ended December 31, 2001.

Summary Compensation Table

		Annual Compensation			Long-Term Compensation Awards

Name and Principal Position	Year	Salary ($)	Bonus ($)		Restricted Share Awards ($)		Options (#)	All Other Compensation(1) ($)

Chris D. Wheeler(2) Chairman of the Board, President and Chief Executive Officer	2001	$344,760	$423,888	(3)	$281,137	(4)	0	$2,342
	2000	338,000	372,358	(5)	184,275	(6)	0	2,052
	1999	301,781	409,844	(7)	254,531	(8)	200,000	1,769

C. Jordan Clark(9) Senior Vice President and Chief Investment Officer	2001	265,200	292,315	(10)	187,425	(11)	0	754,771	(12)
	2000	260,000	277,523	(13)	122,850	(14)	0	2,917
	1999	250,000	188,406	(15)	152,719	(16)	0	2,480

Michael M. Hefley(17) Senior Vice President and Chief Operating Officer	2001	238,680	281,499	(18)	187,425	(19)	0	3,386
	2000	234,000	256,203	(20)	122,850	(21)	0	2,033
	1999	188,233	198,078	(22)	144,234	(23)	0	1,753

Marvin R. Banks, Jr. Senior Vice President and Chief Financial Officer	2001	238,680	293,667	(24)	187,425	(25)	0	5,857
	2000	234,000	244,503	(26)	122,850	(27)	0	5,610
	1999	225,000	127,438	(28)	101,813	(29)	0	5,360

Catherine K. Cabell(30) Senior Vice President, REIT Property Operations	2001	196,248	181,941	(31)	0		0	169,576	(32)
	2000	188,700	146,513	(33)	30,713	(34)	0	2,100
	1999	173,333	106,495	(35)	20,519	(36)	0	2,000

(1)	2001 amounts include Gables’ matching contribution under its 401(k) plan ($1,602 for Mr. Wheeler, $3,710 for Mr. Clark, $2,702 for Mr. Hefley, $5,250 for Mr. Banks, and $2,190 for Ms. Cabell) and the value of premiums paid by Gables for split-dollar life insurance coverage for 2001 ($740 for Mr. Wheeler, $921 for Mr. Clark, $684 for Mr. Hefley, $607 for Mr. Banks, and $0 for Ms. Cabell).

(2)	Mr. Wheeler was originally hired as a Senior Vice President in April 1998. In April 1999, Mr. Wheeler succeeded Mr. Bromley in the role of Chief Executive Officer and his base salary was increased to $325,000. On January 1, 2000, Mr. Wheeler succeeded Mr. Bromley as Chairman of the Board of Trustees.

(3)	Amount consists of (i) $330,175 which was paid in cash in 2002 and (ii) 3,150 unrestricted shares awarded on February 23, 2002 valued at $29.75 per share.
(4)	Consists of 9,450 restricted shares awarded on February 23, 2002 valued at $29.75 per share. These restricted shares vest in three equal annual installments beginning January 1, 2003. Dividends are payable on these restricted shares.

(5)	Amount consists of (i) $310,960 which was paid in cash in 2001 and (ii) 2,249 unrestricted shares awarded on February 28, 2001 valued at $27.30 per share.
(6)	Consists of 6,750 restricted shares awarded on February 28, 2001 valued at $27.30 per share. These restricted shares vest in three equal annual installments beginning January 1, 2002. Dividends are payable on these restricted shares. The value of such restricted shares as of December 31, 2001 was $199,800.

(7)	Amount consists of (i) $325,000 which was paid in cash in 2000 and (ii) 3,750 unrestricted shares awarded on January 17, 2000 valued at $22.625 per share.

(8)	Consists of 11,250 restricted shares awarded on January 17, 2000 valued at $22.625 per share. These restricted shares vest in three equal annual installments beginning January 1, 2001. Dividends are payable on these restricted shares. The value of such restricted shares (both vested and unvested) as of December 31, 2001 was $333,000.

(9)	Mr. Clark resigned from the position of Senior Vice President and Chief Investment Officer on January 1, 2002. See “Separation Agreements.”
(10)	Amount consists of (i) $229,840 which was paid in cash in 2002 and (ii) 2,100 unrestricted shares awarded on February 23, 2002 valued at $29.75 per share.
(11)	Consists of 6,300 restricted shares awarded on February 23, 2002 valued at $29.75 per share. These restricted shares were scheduled to vest in three equal annual installments beginning January 1, 2003. Pursuant to Mr. Clark’s separation agreement, all restricted shares became fully vested effective as of the date of grant.

(12)	Amount includes (i) a lump sum payment of $500,240 which was paid in cash in 2002 pursuant to Mr. Clark’s separation agreement and (ii) the grant of 8,400 unrestricted shares valued at $29.75 per share on February 23, 2002 pursuant to Mr. Clark’s separation agreement.

(13)	Amount consists of (i) $236,600 which was paid in cash in 2001 and (ii) 1,499 unrestricted shares awarded on February 28, 2001 valued at $27.30 per share.
(14)	Consists of 4,500 restricted shares awarded on February 28, 2001 valued at $27.30 per share. These restricted shares were scheduled to vest in three equal annual installments beginning January 1, 2002. The value of such restricted shares as of December 31, 2001 was $133,200. Pursuant to Mr. Clark’s separation agreement, all restricted shares became fully vested effective as of February 23, 2002. Dividends were payable on these restricted shares.

(15)	Amount consists of (i) $137,500 which was paid in cash in 2000 and (ii) 2,250 unrestricted shares awarded on January 17, 2000 valued at $22.625 per share.
(16)	Consists of 6,750 restricted shares awarded on January 17, 2000 valued at $22.625 per share. These restricted shares were scheduled to vest in three equal annual installments beginning January 1, 2001. The value of such restricted shares (both vested and unvested) as of December 31, 2001 was $199,800. Pursuant to Mr. Clark’s separation agreement, all restricted shares became fully vested effective as of February 23, 2002. Dividends were payable on these restricted shares.

(17)	Mr. Hefley was originally hired as a Vice President in April 1998. In May 1999, Mr. Hefley assumed the role of Chief Operating Officer at which time he became an executive officer of Gables and his base salary was increased to $225,000.

(18)	Amount consists of (i) $219,024 which was paid in cash in 2002 and (ii) 2,100 unrestricted shares awarded on February 23, 2002 valued at $29.75 per share.
(19)	Consists of 6,300 restricted shares awarded on February 23, 2002 valued at $29.75 per share.
(20)	Amount consists of (i) $215,280 which was paid in cash in 2001 and (ii) 1,499 unrestricted shares awarded on February 28, 2001 valued at $27.30 per share.
(21)	Consists of 4,500 restricted shares awarded on February 28, 2001 valued at $27.30 per share. These restricted shares vest in three equal annual installments beginning January 1, 2002. Dividends are payable on these restricted shares. The value of such restricted shares as of December 31, 2001 was $133,200.

(22)	Amount consists of (i) $150,000 which was paid in cash in 2000 and (ii) 2,125 unrestricted shares awarded on January 17, 2000 valued at $22.625 per share.
(23)	Consists of 6,375 restricted shares awarded on January 17, 2000 valued at $22.625 per share. These restricted shares vest in three equal annual installments beginning January 1, 2001. Dividends are payable on these restricted shares. The value of such restricted shares (both vested and unvested) as of December 31, 2001 was $188,700.

(24)	Amount consists of (i) $231,192 which was paid in cash in 2002 and (ii) 2,100 unrestricted shares awarded on February 23, 2002 valued at $29.75 per share.

(25)	Consists of 6,300 restricted shares awarded on February 23, 2002 valued at $29.75 per share.
(26)	Amount consists of (i) $203,580 which was paid in cash in 2001 and (ii) 1,499 unrestricted shares awarded on February 28, 2001 valued at $27.30 per share.
(27)	Consists of 4,500 restricted shares awarded on February 28, 2001 valued at $27.30 per share. These restricted shares vest in three equal annual installments beginning January 1, 2002. Dividends are payable on these restricted shares. The value of such restricted shares as of December 31, 2001 was $133,200.

(28)	Amount consists of (i) $93,500 which was paid in cash in 2000 and (ii) 1,500 unrestricted shares awarded on January 17, 2000 valued at $22.625 per share.
(29)	Consists of 4,500 restricted shares awarded on January 17, 2000 valued at $22.625 per share. These restricted shares vest in three equal annual installments beginning January 1, 2001. Dividends are payable on these restricted shares. The value of such restricted shares (both vested and unvested) as of December 31, 2001 was $133,200.

(30)	Ms. Cabell resigned from the position of Senior Vice President of REIT Property Operations in January 2002. See “Separation Agreements.”
(31)	Amount consists of (i) $133,150 which was paid in cash in 2002 and (ii) $48,791 which was paid in cash in 2001.
(32)	Amount includes a lump sum severance payment of $167,386 made in 2002 pursuant to Ms. Cabell’s separation agreement.
(33)	Amount consists of (i) $136,275 which was paid in cash in 2000 and 2001 and (ii) 375 unrestricted shares awarded on February 28, 2001 valued at $27.30 per share.
(34)	Consists of 1,125 restricted shares awarded on February 28, 2001 at $27.30 per share. These restricted shares were scheduled to vest in three equal annual installments beginning January 1, 2002. The value of such restricted shares as of December 31, 2001 was $33,300. Pursuant to Ms. Cabell’s separation agreement, all restricted shares became fully vested as of February 23, 2002. Dividends were payable on these restricted shares.

(35)	Amount consists of (i) $99,670 which was paid in cash in 1999 and 2000 and (ii) 312 unrestricted shares awarded on March 3, 2000 valued at $21.875 per share.
(36)	Consists of 938 restricted shares awarded on March 3, 2000 valued at $21.875 per share. These restricted shares were scheduled to vest in three equal annual installments beginning January 1, 2001. The value of such restricted shares (both vested and unvested) as of December 31, 2001 was $27,765. Pursuant to Ms. Cabell’s separation agreement, all restricted shares became fully vested as of February 23, 2002. Dividends were payable on these restricted shares.

     Option Exercises and Year-End Holdings. The following table sets forth the aggregate number of options exercised in 2001 and the value of options held at the end of 2001 by the Chief Executive Officer and the other named executive officers.

Aggregated Option Exercises in Fiscal Year 2001 and Fiscal Year-End 2001 Option Values

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercisable Options at Fiscal Year-End (#)		Value of Unexercised In-the-Money Options at Fiscal Year-End ($)

			Exercisable/ Unexercisable		Exercisable/ Unexercisable

Chris D. Wheeler	0	$0	139,632 /	216,668	$775,768 /	$809,174
C. Jordan Clark(1)	13,332	93,019	34,568 /	150,000	277,308 /	427,500
Michael M. Hefley	0	0	6,300 /	0	12,443 /	0
Marvin R. Banks, Jr	0	0	29,868 /	100,000	243,938 /	285,000
Catherine K. Cabell	5,267	42,937	0 /	0	0 /	0

(1)	Pursuant to Mr. Clark’s separation agreement, unvested stock options became fully vested as of February 23, 2002. Mr. Clark will have until January 19, 2004 to exercise options to purchase 19,568 common shares and until December 31, 2004 to exercise options to purchase 165,000 common shares.

Employment and Severance Agreements

     Gables currently has employment agreements with each of Mr. Wheeler, Mr. Hefley and Mr. Banks that will continue in effect through January 1, 2003. The employment agreements automatically renew for additional one-year terms unless a notice to the contrary effect is given by either party. Pursuant to their employment agreements, Mr. Wheeler is serving as Chairman of the Board of Trustees, President and Chief Executive Officer; Mr. Hefley is serving as Senior Vice President and Chief Operating Officer; and Mr. Banks is serving as Senior Vice President and Chief Financial Officer.

     Each employment agreement provides for an annual review of base salary. In addition, the Compensation Committee may provide for additional compensation as a bonus, should it determine that such compensation is appropriate in its discretion based on merit, Gables’ financial performance and other criteria. See “Incentive Compensation Plan” and “Compensation Committee Report on Executive Compensation” for a more detailed description of bonus compensation. Pursuant to their employment agreements, Gables is, in general, required to purchase policies of life insurance for the benefit of each of the executive officers in the amount of $1,000,000 per policy. Gables maintains a comprehensive medical plan for the benefit of the executive officers and that of their immediate families, and pays or reimburses each of the executive officers for the cost of disability insurance and provides them with a car allowance currently equal to approximately $600 per month. Each of the executive officers has agreed to devote substantially all of their working time to Gables’ business. Pursuant to their employment agreements, Gables has also agreed to indemnify each of the executive officers to the full extent permitted by law and subject to Gables’ charter and bylaws with respect to any actions commenced against such executive officer in his capacity as an officer or trustee or former officer or trustee of Gables or any affiliate of Gables for which he may serve in such capacity, and to advance any expenses incurred by such executive officers and trustees in defending such actions.

     Under the terms of the employment agreements (as modified by the senior executive severance agreements discussed below), if the employment of an executive officer is terminated during the year (1) by Gables without “good reason” (as defined in the employment agreement), or (2) by the executive officer by reason of a “force out” (as defined in the employment agreement), the terminated employee will be entitled to (a) immediately vest in any outstanding stock options and grants of restricted shares, and (b) receive a severance payment (the “Severance Amount”) equal to his base salary and the higher of (x) his bonus for the preceding year or (y) any approved bonus for any period that had closed prior to the date of termination but had not yet been paid. Upon termination of the employment of an executive officer by reason of death, his estate will be entitled to receive a payment equal to the Severance Amount, except that the amount of such benefit shall be zero if the proceeds of life insurance payable in connection with the employment agreement equals or exceeds $1,000,000. In addition, upon any termination of employment within six months following a “change of control” (as defined in the employment agreement), the terminated employee will be entitled to immediately vest in any outstanding stock options and grants of restricted shares. The employment agreements also provide that, if an executive officer is terminated for “good reason” or voluntarily terminates his employment (other than termination which occurs within six months following a “change of control”), such individual will not, without the prior written consent of the Board of Trustees, directly or indirectly, compete with Gables with respect to any multifamily apartment residential real estate property development, construction, acquisition or management activities then undertaken or being considered by Gables for a period of twelve months following the termination of employment with Gables.

     During the term of the employment agreement and for a period of twelve months following the termination of employment (other than termination which occurs within six months following a “change of control”), the executive officer will not, directly or indirectly, (1) solicit or induce any present or future employee of Gables to accept employment with the executive officer or any person or entity associated with the executive officer, (2) employ, or cause any person or entity associated with the executive officer to employ, any present or future employee of Gables without providing Gables prior written notice of such proposed employment, or (3) either for himself or for any other person or entity, compete for or solicit the third party owners with whom Gables has an existing property management agreement.

     In addition, the Board of Trustees has approved senior executive severance agreements for each of Mr. Wheeler, Mr. Hefley and Mr. Banks. The Board approved these agreements in order to reinforce and encourage the continued attention and dedication of these executive officers. Generally, under the terms of the severance agreements, if the employment of the executive is terminated within 24 months following a “change in control” (as defined in the severance agreement), (1) by Gables for any reason other than for “cause” (as defined in the severance agreement) or the death of the executive or (2) by the executive for “good reason” (as defined in the severance agreement), the executive shall be entitled to an amount equal to three times the sum of executive’s (i) most recent annual base salary, (ii) the cash bonus awarded for the prior fiscal year, if any, and (iii) the value of the entire restricted stock grant awarded for the prior fiscal year, if any (the “Change in Control Payment”). Mr. Wheeler shall be entitled to the Change in Control Payment if his employment is terminated within 24 months following a “change in control” by Gables or by the executive for any reason other than the death of the executive. The amount of any Change in Control Payment to any executive shall be reduced by any Severance Amount paid or payable to such executive by Gables pursuant to the employment agreements discussed above.

Separation Agreements

     Pursuant to an employment agreement between Gables and Mr. Clark dated January 1, 1999, Mr. Clark served as Senior Vice President and Chief Investment Officer through January 1, 2002, the effective date of his resignation. Under the terms of a separation agreement between Gables and Mr. Clark dated February 25, 2002, Mr. Clark continued to receive his base salary and benefits through January 1, 2002. In the first quarter of 2002, Mr. Clark received a cash bonus of $229,840, 2,100 unrestricted shares and 6,300 restricted shares for performance during 2001. He also received a severance package comprised of a lump sum payment of $500,240 in cash and a grant of 8,400 unrestricted shares. In addition, all of Mr. Clark’s unvested stock options and restricted shares immediately became vested as of February 23, 2002. Mr. Clark will have until January 19, 2004 to exercise options to purchase 19,568 common shares and until December 31, 2004 to exercise options to purchase 165,000 common shares.

     Pursuant to the separation agreement, Gables agreed that, in the event Mr. Clark is sued in his capacity as an executive officer or trustee of Gables, (1) he would be entitled to coverage under the trustees’ and officers’ errors and omissions insurance to the extent applicable, and (2) Gables would indemnify him for all reasonable expenses incurred and any judgments against him to the extent that Gables, in its discretion, determines that his actions as an executive officer and trustee were proper.

     Ms. Cabell served as Senior Vice President of REIT Property Operations through January 18, 2002, the effective date of her resignation. Under the terms of a separation agreement between Gables and Ms. Cabell dated January 14, 2002, Ms. Cabell continued to receive her base salary and benefits through January 18, 2002. During 2001 and 2002, Ms. Cabell received cash bonuses in an aggregate amount of $181,941 for performance during 2001. In early 2002, she also received a severance payment of $167,386. In addition, all of Ms. Cabell’s unvested restricted shares immediately became vested as of February 23, 2002.

Share Performance Graph

     The following graph provides a comparison of cumulative total shareholder returns among Gables, the Standard & Poor’s (“S&P”) 500 Index, and the National Association of Real Estate Investment Trusts, Inc. (“NAREIT”) Equity Residential REIT Total Return Index (the “NAREIT Residential REIT Index”), an industry index of 18 equity residential REITs (including Gables). The share performance graph assumes an investment of $100 in each of Gables and the two indexes on January 1, 1997, and the reinvestment of any dividends. Equity residential REITs are defined as those with 75% or more of their gross invested book value of assets invested directly or indirectly in the equity ownership of residential real estate. Upon written request, Gables will provide any shareholder with a list of the REITs included in the NAREIT Residential REIT Index. The historical information set forth below is not necessarily indicative of future performance. Data for the S&P 500 Index has been obtained from Standard and Poor’s and data for the NAREIT Residential REIT Index has been obtained from NAREIT.

	Jan ’97	Dec ’97	Dec ’98	Dec ’99	Dec ’00	Dec ’01

S&P 500 Index	$100	$131	$166	$198	$178	$155
NAREIT Residential REIT Index	100	116	106	117	159	173
Gables Residential Trust	100	105	95	107	136	156

1994 Share Option Plan

     Gables adopted the 1994 Share Option Plan to provide incentives to officers, employees and non-employee trustees. The Plan provides for the grant of options to purchase a specified number of common shares or the grant of restricted shares or unrestricted shares. The total number of options and common shares that may be issued under the Plan is currently limited to the greater of 2,952,895 or 9% of the sum of (1) the total number of common shares outstanding at the time of any grant under the 1994 Share Option Plan and (2) the total number of common shares issuable upon the exchange of common units of limited partnership in the Operating Partnership that are outstanding at any such time (other than common units held by Gables or its subsidiaries).

Incentive Compensation Plan

     Each year, Gables establishes an incentive compensation plan (the “Incentive Compensation Plan”) for certain officers of Gables. This plan provides for the bonus such officers may receive if certain company and business unit performance objectives established for each individual are achieved. The bonus paid to each executive officer is based upon, among other factors, (1) an evaluation of company performance measured by comparison to the performance of the industry sector in which Gables competes and (2) an evaluation of individual performance of his or her direct functional responsibilities, as well as his or her role in achieving company-wide objectives. The weight given to such factors varies depending on the officer’s functional and company-wide responsibilities.

     The restricted and unrestricted shares awarded for 2001 under the Incentive Compensation Plan were shares previously acquired by Gables pursuant to its common equity repurchase program, rather than shares reserved for issuance under the 1994 Share Option Plan.

Deferred Compensation Plan

     Gables has adopted a deferred compensation plan for key employees pursuant to which executive officers and certain other key employees may elect to defer receipt of up to 75% of total cash compensation for any year. All deferred amounts are credited to a participant’s deferral account on the dates such amounts would otherwise have been paid. Credits are also made to deferral accounts to reflect interest at a rate currently equal to 7.5% per year. All deferred amounts, including interest, will be settled in cash, either in a lump sum or annual installments, following termination of employment.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

Introduction

     Gables’ executive compensation program is intended to attract, retain and reward experienced, highly motivated executives who contribute to Gables’ growth. As of the date of this report, the Compensation Committee of the Board of Trustees is composed of the three non-employee trustees whose names appear below this report. The Compensation Committee is responsible for setting base salaries for the Chief Executive Officer and the executive officers who report directly to the Chief Executive Officer, as well as administering the Incentive Compensation Plan and determining equity awards to executive officers. In addition to administering executive compensation, the Compensation Committee also administers the 1994 Share Option Plan, reviews and makes recommendations regarding benefit plans and reviews from time to time succession planning for senior management.

Compensation Committee Philosophy During 2001

The fundamental principles of Gables’ 2001 executive compensation program were as follows:

  Executive base salaries were kept at amounts approximating median levels in the industry.

  A part of each executive officer’s compensation was contingent on performance and was awarded by the Compensation Committee as a cash bonus following a year-end review. The cash bonus was based on an evaluation of the executive’s individual performance of his direct functional responsibilities, as well as his role in achieving company-wide objectives, taking into consideration the performance of other companies in the industry sector in which Gables competes, specifically with respect to the executive’s equivalent business functions.

  Executive officers were given equity-based awards as a long-term incentive both to perform effectively and to remain with Gables, with the size of the awards being based solely on an evaluation of Gables’ performance measured by comparison to the performance of the industry sector in which Gables competes, specifically with respect to annual total return to shareholders.

  The combination of base salary, annual cash bonus and long-term equity-based awards was targeted to provide the executive officers with compensation that was at or approximated the median level for the industry if Gables achieved a level of performance previously targeted by the Compensation Committee, and at a higher level than the median industry level if Gables’ performance exceeded such target.

     The 2001 executive compensation program was designed to motivate Gables’ executive officers and to better align the incentives of the executive officers with the interests of Gables’ shareholders.

Base Salaries

     As noted above, in administering the 2001 executive compensation program, the Compensation Committee felt that Gables would be best served if executive base salaries were kept at amounts approximating median levels prevailing within the industry. In September 1998, the Compensation Committee, in its efforts to ensure the foregoing and maintain a competitive compensation structure, conducted a review of the compensation structure of other real estate investment trusts within Gables’ industry, and compared them with Gables’ existing compensation structure. Based on that review, the Compensation Committee established 1999 base salary levels for the Chief Executive Officer and the other executives. These base salaries were subsequently increased by 4% effective January 1, 2000 to the following amounts for the following executive officers: $338,000 for Mr. Wheeler (Chairman, President and Chief Executive Officer); $260,000 for Mr. Clark (Senior Vice President and Chief Investment Officer); $234,000 for Mr. Hefley (Senior Vice President and Chief Operating Officer); and $234,000 for Mr. Banks (Senior Vice President and Chief Financial Officer). These base salaries continued in effect until July 1, 2001 when they were again increased by 4% to the following amounts: $351,520 for Mr. Wheeler; $270,400 for Mr. Clark; $243,360 for Mr. Hefley; and $243,360 for Mr. Banks.

     Each of these executive officers (other than Mr. Clark) has an employment agreement with Gables. See “Compensation of Trustees and Executive Officers – Employment and Severance Agreements.” While such employment agreements automatically renew for additional one-year terms unless a notice to the contrary effect is given by either party, the employment agreements do not provide for annual automatic increases in base salary.

Cash Bonuses

     Under the previously established 2001 Incentive Compensation Plan, cash bonuses for executive officers were determined based on an evaluation of each executive officer’s individual performance as judged against specific goals based on his own business function, as well as his role in discharging company-wide responsibilities and achieving company-wide goals. In determining an executive officer’s bonus, consideration was also given to the performance of companies in the industry sector in which Gables competes, specifically with respect to such executive officer’s equivalent business functions. Based on these evaluations, in February 2002, the Committee awarded the cash bonuses described in “Compensation of Trustees and Executive Officers – Summary Compensation Table.”

Equity-based Awards

     The Committee continues to believe that the possibility to earn grants of common shares rather than cash serves as a motivating award and an effective tool for retaining experienced and talented executives in the long-term, and also serves to better align the incentives of management with the interests of shareholders. Prior to 2000, the Compensation Committee awarded common shares to executive officers if Gables achieved certain targeted growth rates in its funds from operations per share. During 2000, the Compensation Committee, upon the recommendation of Mr. Wheeler, considered modifications to this objective criterion because the Compensation Committee’s philosophy is that the long-term component of executives’ incentive compensation should be determined on the basis of the annual total return to Gables’ shareholders as measured against the annual total return to shareholders for Gables’ competitors in the company’s industry sector, as measured by the NAREIT Multifamily Sector Index. The Compensation Committee’s reliance on the NAREIT Multifamily Sector Index as the benchmark against which to judge Gables’ executives in terms of annual total return to shareholders is based in part on the fact that the NAREIT indices are widely used by the investment community to determine the relative performance, and therefore the compensation, of investment portfolio managers. The precise methodology used by the Compensation Committee beginning in 2000 involves ranking the annual total return to Gables’ shareholders for a particular year against the statistical distribution of annual total returns for all companies included in the NAREIT Multifamily Sector Index for the particular year. In calculating annual total returns, the Committee compares the ten-day year-end average total return of Gables to the ten-day year-end average total return of the other apartment REITs included in the sector index.

     In February 2002, the Compensation Committee reviewed Gables’ annual total return to shareholders and recognized that its annual total return of 14.0% outperformed the 9.7% average annual total return for all of the companies included in the NAREIT Multifamily Sector Index. Based on this performance, the Committee awarded a total of 44,913 common shares to executive officers. One-fourth of each award consisted of unrestricted shares and three-fourths consisted of restricted shares that vest in three equal annual installments beginning on January 1, 2003. As stated above, the Committee believes the grant of the unrestricted shares and the benefit from the vesting of the restricted shares will motivate officers and promote the retention of executives in the longer term.

Compensation of Chief Executive Officer

     In determining the compensation of the Chief Executive Officer, the Compensation Committee applies the same philosophy and procedures as are applied to other executive officers. As discussed above, following its September 1998 and later reviews of executive compensation, the Committee set the 2000 base salary for the Chief Executive Officer position at $338,000 that remained in effect until July 1, 2001 when it was increased by 4% to $351,520.

     In accordance with the incentive criteria established in the 2001 Incentive Compensation Plan described above, for his service as Chairman, President and Chief Executive Officer during 2001, the Committee awarded Mr. Wheeler a cash bonus of $330,175 and granted him 3,150 unrestricted shares and 9,450 restricted shares. The restricted shares are scheduled to vest in three equal annual installments beginning January 1, 2003.

Policy with Respect to the $1 Million Deduction Limit

     The SEC requires that this report comment upon Gables’ policy with respect to Section 162(m) of the Internal Revenue Code, which limits the deductibility on Gables’ tax return of compensation over $1 million to any of the named executive officers unless the compensation is paid pursuant to a plan which is performance-related, non-discretionary and has been approved by Gables’ shareholders. Gables did not pay any compensation during 2001 that would be subject to Section 162(m). Gables believes that, because it qualifies as a REIT under the Internal Revenue Code and therefore is not subject to federal income taxes on its income to the extent distributed, the payment of compensation that does not satisfy the requirements of Section 162(m) will not generally affect Gables’ net income, although to the extent that compensation does not qualify for deduction under Section 162(m) a larger portion of shareholder distributions may be subject to federal income taxation as dividend income rather than return of capital. Gables does not believe that Section 162(m) will materially affect the taxability of shareholder distributions, although no assurance can be given in this regard due to the variety of factors that affect the tax position of each shareholder. For these reasons, the Compensation Committee’s compensation policy and practices are not directly governed by Section 162(m).

By the Compensation Committee: Mike E. Miles John W. McIntyre James D. Motta

Compensation Committee Interlocks and Insider Participation

     None of the members of the Compensation Committee has served as an officer of Gables or has any other business relationship or affiliation with Gables, except his or her service as a trustee.

AUDIT COMMITTEE REPORT

     The Board of Trustees has established an Audit Committee, whose members in 2001 were Mr. McIntyre, as Chairperson, Mr. Bromley and Ms. Martin.

     The Board of Trustees has determined that the members of the Audit Committee meet the independence rules of the NYSE, with the exception of Mr. Bromley. Mr. Bromley was an employee of Gables through December 1999. As a result, he does not meet the independence rules of the NYSE because three years did not pass between his date of termination of employment with Gables and the date of his appointment to the Audit Committee.

     The NYSE permits the Board of Trustees to appoint to the Audit Committee one trustee who is no longer an employee of Gables, but is not considered independent due to the three-year restriction period mentioned above, under exceptional and limited circumstances, if the Board of Trustees determines in its business judgment that the membership on the Audit Committee by such individual is required by the best interests of Gables and its shareholders. With respect to Mr. Bromley, the Board of Trustees did in fact determine that his membership on the Audit Committee was in the best interests of Gables and its shareholders given his astute financial background and in-depth knowledge of Gables’ business and financial statements.

     The Audit Committee, among other things, (1) makes recommendations concerning the engagement of independent public accountants, (2) reviews the plan and results of the audit engagement with the independent public accountants, (3) approves professional services provided by the independent public accountants, (4) reviews the independence of the independent public accountants, (5) considers the range of audit and non-audit fees, (6) reviews the adequacy of Gables’ internal accounting controls and (7) performs such other oversight functions as may be requested from time to time by the Board of Trustees.

     In respect of the audited financial statements for the year ended December 31, 2001, the Audit Committee (1) reviewed and discussed the financial statements with Gables’ management; (2) discussed with Gables’ independent public accountants the matters required to be discussed by SAS No. 61; and (3) discussed with the auditors their independence and received from the auditors disclosures regarding their independence. The Audit Committee has recommended to the Board of Trustees that the audited financial statements be included in Gables’ Annual Report on Form 10-K for the year ended December 31, 2001, based on its review and the discussions described above.

     The Board of Trustees has adopted a written charter for the Audit Committee. The charter was included as Exhibit A to Gables’ Proxy Statement dated March 31, 2001.

     Audit Fees. Gables incurred audit fees aggregating $202,000 for the services rendered in connection with the audited financial statements for the year ended December 31, 2001, in addition to the reviews of the financial statements included in Quarterly Reports on Form 10-Q for 2001.

     Financial Information Systems Design and Implementation Fees. Gables did not engage its auditors for financial information systems design and implementation and therefore did not incur any fees associated therewith.

     All Other Fees. Gables incurred fees of (i) $44,000 for ancillary audit services, (ii) $130,000 for tax compliance services and (iii) $69,000 for tax advisory services. In addition, Gables’ unconsolidated joint ventures incurred aggregate fees of (i) $95,000 for services rendered in connection with the audited financial statements for the year ended December 31, 2001 and (ii) $15,000 for tax compliance services. The Audit Committee has determined that the provision of these services is compatible with the maintenance of the auditor’s independence.

Members of the Audit Committee: John W. McIntyre Marcus E. Bromley Lauralee E. Martin

PRINCIPAL AND MANAGEMENT SHAREHOLDERS

     The following table shows the amount of common shares and common units of limited partnership interest in the Operating Partnership beneficially owned as of February 28, 2002 by:

  each trustee and named executive officer of Gables;

  each person who beneficially owns more than 5% of the outstanding common shares of Gables; and

  the trustees and executive officers of Gables as a group.

     Unless otherwise indicated in the footnotes, all such interests are owned directly, and the indicated person or entity has sole voting and investment power. Beneficial ownership includes (1) shares which could be purchased by the exercise of options within 60 days of February 28, 2002 and (2) common units of limited partnership interests in the Operating Partnership which may be exchanged for common shares on a one-for-one basis.

Name and Business Address of Beneficial Owners	Number of Shares and Units Beneficially Owned	Percent of All Shares(1)	Percent of All Shares and Units(2)

Trustees and Executive Officers
Chris D. Wheeler(3)	746,154	3.0%	2.4%
C. Jordan Clark(4)	379,240	1.5	1.2
Michael M. Hefley(5)	177,217	*	*
Marvin R. Banks, Jr.(6)	150,264	*	*
Marcus E. Bromley(7)	395,582	1.6	1.3
Lauralee E. Martin(8)	36,746	*	*
John W. McIntyre(9)	32,425	*	*
Mike E. Miles(10)	7,250	*	*
James D. Motta(11)	3,000	*	*
All trustees and executive officers as a group (12 persons)	2,290,405	8.9	7.5
c/o Gables Residential Trust 2859 Paces Ferry Road, Suite 1450 Atlanta, GA 30339

5% Holders
Ohio PERS(12) 277 East Town Street Columbus, OH 43215	1,529,008	6.2	5.0
Perkins, Wolf, McDonnell & Co.(13) 310 S. Michigan Ave. Suite 2600 Chicago, IL 60604	1,337,000	5.4	4.4

*	Less than 1%
(1)	Assumes that all common units held by the person are exchanged for common shares. The total number of shares outstanding used in calculating this percentage assumes that none of the common units held by other persons are exchanged for common shares.

(2)	Assumes that all common units held by the person are exchanged for common shares. In addition, the total number of shares used in calculating this percentage assumes that all of the common units outstanding held by all persons other than Gables are exchanged for common shares.

(3)	Includes 44,599 common shares (including 17,700 restricted shares), 561,923 common units, and options to purchase 139,632 common shares which are currently exercisable.
(4)	Includes 84,793 common shares, 105,165 common units, options to purchase 184,568 common shares which are currently exercisable, 4,714 common shares owned by Mr. Clark’s minor children, with respect to which common shares Mr. Clark disclaims beneficial ownership.

(5)	Includes 28,899 common shares (including 11,425 restricted shares), 142,018 common units, and 6,300 options to purchase common shares which are currently exercisable.
(6)	Includes 77,729 common shares (including 10,800 restricted shares), 42,667 common units, and options to purchase 29,868 common shares which are currently exercisable.
(7)	Includes 104,798 common shares, 155,009 common units, options to purchase 89,000 common shares which are currently exercisable, and 46,775 common shares owned by Mr. Bromley’s minor children, with respect to which common shares Mr. Bromley disclaims beneficial ownership.

(8)	Includes 9,746 common shares, 4,000 common shares held in Ms. Martin’s IRA rollover account, and options to purchase 23,000 common shares which are currently exercisable.
(9)	Includes 4,425 common shares and options to purchase 28,000 common shares which are currently exercisable. Does not include the approximate 3,500 common shares which have been credited to Mr. McIntyre’s deferral account pursuant to Gables’ deferred compensation program for non-employee trustees.

(10)	Includes 4,750 common shares and options to purchase 2,500 common shares which are currently exercisable. Does not include the approximate 2,010 common shares which have been credited to Dr. Miles’ deferral account pursuant to Gables’ deferred compensation program for non-employee trustees.

(11)	Includes 500 common shares and options to purchase 2,500 common shares which are currently exercisable.
(12)	The indicated ownership is as of December 31, 2001 and is based solely on a Schedule 13G provided by this entity to Gables. The Schedule 13G indicates that this entity has sole voting and dispositive power with respect to all of the shares reported.

(13)	The indicated ownership is as of December 31, 2001 and is based solely on a Schedule 13G filed with the SEC on March 5, 2002. The Schedule 13G indicates that this entity has shared voting and dispositive power with respect to all of the shares reported.

Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires Gables’ executive officers and trustees, and persons who own more than 10% of a registered class of Gables’ equity securities, to file reports of ownership and changes in ownership with the SEC and the New York Stock Exchange. Officers, trustees and greater than 10% beneficial owners are required by SEC regulations to furnish Gables with copies of all Section 16(a) forms they file. To Gables’ knowledge, based solely on review of the copies of such reports furnished to Gables and written representations that no other reports were required during the fiscal year ended December 31, 2001, all Section 16(a) filing requirements applicable to Gables’ executive officers, trustees and greater than 10% beneficial owners were satisfied.

OTHER MATTERS

Independent Public Accountants

     The accounting firm of Arthur Andersen LLP served as Gables’ independent public accountants for fiscal year 2001. As of the date of this proxy statement, Gables has not formally selected a principal accountant for 2002. The selection of a principal accountant for 2002 is pending an assessment by the Audit Committee or the entire Board of Trustees. A representative of Arthur Andersen LLP is expected to be present at the annual meeting and will have the opportunity to make a statement if they desire to do so. They are also expected to be available to respond to appropriate questions.

Expenses of Solicitation

     The cost of solicitation of proxies will be borne by Gables. In an effort to have as large a representation at the meeting as possible, special solicitation of proxies may, in certain instances, be made personally or by telephone, telegraph or mail by one or more employees of Gables. Gables may also reimburse brokers, banks, nominees and other fiduciaries for postage and reasonable clerical expenses of forwarding the proxy material to their principals who are beneficial owners of Gables’ common shares.

Shareholder Proposals

     Any shareholder proposals submitted pursuant to Exchange Act Rule 14a-8 and intended to be presented at Gables’ 2003 annual meeting must be received in writing at Gables’ principal executive offices on or before November 29, 2002 to be eligible for inclusion in the proxy statement and form of proxy to be distributed by the Board of Trustees in connection with such meeting.

     Any shareholder proposals intended to be presented at Gables’ 2003 annual meeting, other than a shareholder proposal submitted pursuant to Exchange Act Rule 14a-8, must be received in writing at Gables’ principal executive offices no later than March 10, 2003 nor prior to November 25, 2002, together with all supporting documentation required by Gables’ bylaws. Proxies solicited by the Board of Trustees will confer discretionary voting authority with respect to these proposals, subject to SEC rules governing the exercise of this authority.

1276-PS-02

DETACH HERE

PROXY

GABLES RESIDENTIAL TRUST

2859 Paces Ferry Road, Overlook III, Suite 1450, Atlanta, GA 30339
Proxy for Common Shares

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF TRUSTEES

    The undersigned hereby appoints Chris D. Wheeler and Marvin R. Banks, Jr., and each of them, proxies with full power of substitution to vote for and on behalf of the undersigned at the Annual Meeting of Shareholders of Gables Residential Trust, to be held at the Vinings Club located in the office building of the Company's headquarters at 2859 Paces Ferry Road, Atlanta, Georgia, 30339 on Friday May 24, 2002 at 10:00 a.m. local time, and at any adjournments thereof. The undersigned hereby revokes any proxy previously given in connection with such meeting and acknowledges receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement and the 2001 Annual Report to Shareholders.

SEE REVERSE SIDE	CONTINUED AND TO BE SIGNED ON REVERSE SIDE	SEE REVERSE SIDE

GABLES RESIDENTIAL TRUST
    C/O EquiServe
    P.O. Box 43068
    Providence, RI 02940

Vote by Telephone	Vote by Internet
It's fast, convenient, and immediate! Call Toll-Free on a Touch-Tone Phone 1-877-PRX-VOTE (1-877-779-8683).	It's fast, convenient, and your vote is immediately confirmed and posted.

Follow these four easy steps:		Follow these four easy steps:
1.	Read the accompanying Proxy Statement Proxy Card.	1.	Read the accompanying Proxy Statement and Proxy Card.
2.	Call the toll-free number 1-877-PRX-VOTE (1-877-779-8683).	2.	Go the Website http://www.eproxyvote.com/gbp
3.	Enter your Voter Control Number located on your Proxy Card above your name.	3.	Enter your Voter Control Number located on your Proxy Card above your name.
4.	Follow the recorded instructions.	4.	Follow the instructions provided.
Your vote is important! Call 1-877-PRX-VOTE anytime!		Your vote is important! Go to http://www.eproxyvote.com/gbp anytime!

Do not return your Proxy Card if you are voting by Telephone or Internet

DETACH HERE

|X|	Please mark votes as in this example.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no instruction is indicated with respect to Item 1 below, the undersigned's votes will be cast in favor of such matter. PLEASE SIGN AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

1.	To elect two Class II Trustees to hold office until the 2005 Annual Meeting of Shareholders and until their successors are duly elected and qualified.				2.	To consider and act upon any matters incidental to the foregoing or any other matters which may properly come before the meeting or any adjournments thereof.
Class II Nominees: (01) John W. McIntyre, (02) Chris D. Wheeler.
	FOR ALL NOMINEES	|_|	|_|	WITHHELD FROM ALL NOMINEES

	|_|	______________________________ For all nominees except as noted above

						MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT	|_|

For joint accounts each owner should sign. Executors, administrators, trustees, corporate officers and others acting in a representative capacity should give full title or authority.

Signature:________________________	Date:____________	Signature:_________________________	Date:____________